Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Douglas Gordon
President and CEO
414.459.4100
douglasgordon@wsbonline.com

FOR IMMEDIATE RELEASE

WaterStone Bank Hires New Senior Vice President of Retail Banking

Wauwatosa, Wis. — 04/03/2018 — WaterStone Bank today announced that Julie A. Glynn has joined the bank as senior vice president of retail banking, reporting to president and CEO Doug Gordon. Glynn will oversee the strategic direction, expansion, and operation of WaterStone Bank's retail banking.

"We are honored that Julie is joining WaterStone to lead our retail team. She is the utmost professional who will cultivate our sales culture while providing an enhanced customer experience," said Doug Gordon.

With more than 30 years of banking experience, Glynn has strong familiarity with establishing and leading high performing sales teams. Prior to joining WaterStone, she was senior vice president-district manager at Associated Bank. Glynn started her banking career in high school as a teller at First Savings Bank. Throughout her career she has proven herself as an accomplished sales team leader, created and launched a robust new colleague onboarding process, drove employee engagement, and co-launched a women's resource group.

"I have never been more excited about a new challenge and opportunity. WaterStone Bank is the perfect fit for my values and aspirations. I look forward to the future growth of the bank, leading the way to outstanding service to our customers and providing a suite of products to fulfill all of our customer's financial aspirations," said Glynn.

Outside of work, Glynn enjoys spending time with family and friends. She is an avid ATV adventurer, boater, and snowmobiler. An active member of the community, Glynn volunteers with Susan G. Komen Race for the Cure and is a supporter of LOTUS Legal Clinic. She resides in Hubertus.

About Waterstone Financial, Inc.
Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 25 states. For more information about WaterStone Bank, go to http://www.wsbonline.com. Follow WaterStone Bank on Facebook, Twitter, LinkedIn, YouTube and Google+.

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